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                                                                EXHIBIT 10.57


           CONSENT AND EIGHTH AMENDMENT TO CREDIT AGREEMENT AND NOTE

         THIS CONSENT AND EIGHTH AMENDMENT TO CREDIT AGREEMENT AND NOTE ("Eighth Amendment"), made and entered into as of the 15th day of February, 1996, by and between GTI Corporation, a Delaware corporation ("Company"), and UNION BANK, a California banking corporation ("Bank"),

                              W I T N E S S E T H:

         WHEREAS, on December 17, 1992, the Company and the Bank entered into a certain Credit Agreement and Note (as amended by those certain First, Second, Third, Fourth, Fifth, Sixth and Seventh Amendments to Credit Agreement and Note, dated as of May 7, 1993, July 14, 1993, March 24, 1994, June 24, 1994,
November 30, 1994, June 29, 1995 and December 19, 1995, respectively, the "Credit Agreement") pursuant to which the Bank agreed to extend to the Company and the Company agreed to accept from the Bank certain credit facilities more particularly described therein; and

         WHEREAS, the Company has (i) advised the Bank that the ESCO Transaction has been restructured in the manner more particularly described in that certain Stock Purchase Agreement (the "ESCO Stock Purchase Agreement"), dated as of January 31, 1996, by and among QI Electronics, Insulectro, the Company, ESCO and ESC (the "Restructured ESCO Transaction"), and (ii) requested that the Bank consent to the consummation of the Restructured ESCO Transaction and release the ESC Guaranty and the ESC Security Agreement; and

         WHEREAS, the Bank is willing to consent to the consummation by the Company of the Restructured ESCO Transaction on the terms and conditions more particularly described in the ESCO Stock Purchase Agreement and, in connection therewith, is willing to release the ESC Guaranty and the ESC Security Agreement, subject, however, to the terms and conditions of this Eighth Amendment; and

         WHEREAS the Company and the Bank desire (i) to evidence the consent of the Bank to the consummation by the Company of the Restructured ESCO Transaction, (ii) to establish the conditions pursuant to which the Bank will release the ESC Guaranty and the ESC Security Agreement, and (iii) to amend the Credit Agreement to modify certain of the covenants with which the Company is to comply and to provide for certain ancillary matters;

         NOW, THEREFORE, for and in consideration of the premises hereof, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:



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         1.  All capitalized terms used in this Eighth Amendment shall, unless otherwise defined herein or unless the context otherwise requires, have the meanings given thereto in the Credit Agreement.

         2. The Bank hereby consents to the Company's consummation of the Restructured ESCO Transaction and waives any Event of Default which might heretofore have occurred as a result thereof; provided, however, that such consent and waiver shall not extend to, nor shall the same be construed as extending to, any event, condition or occurrence arising out of or resulting from the consummation of the Restructured ESCO Transaction which would cause a violation of any representation, warranty or covenant set forth in the Credit Agreement, except to the extent that any such event, condition or occurrence is specifically addressed in, and rendered permissible by, a modification to the Credit Agreement effected by this Eighth Amendment. The consent herein given is specific to the Company's consummation of the Restructured ESCO Transaction and is not intended to be, nor shall the same be construed as, a consent to any other action (whether or not similar to the Restructured ESCO Transaction) the taking of which by the Company is not otherwise authorized or permitted under the terms and conditions of the Credit Agreement as amended by this Eighth Amendment.

         3. Subsection 4.02(e) of the Credit Agreement is amended to read as follows:

             (e) Unsecured Indebtedness, Investments, Advances and Guaranties. The Company will not, and will not permit any Subsidiary to, incur any unsecured Indebtedness, advance funds to (whether by way of loan, stock purchase, capital contribution, or otherwise) or incur any Indebtedness with respect to the obligations of, any Person, or acquire by purchase of stock or by purchase of assets, in exchange for cash or shares of capital stock or other securities of the Company or any other Person, all or any substantial division or portion of the assets and business of any other Person; provided, however, that (i) the Company may (A) acquire a controlling interest in Promptus pursuant to the terms and conditions of the Merger Agreement and that certain Management Shares Agreement, dated October 15, 1994, by and among the Company, Promptus and certain former shareholders of Promptus, (B) finance not more than Five Hundred Thousand Dollars ($500,000.00) of the consideration to be paid by the purchaser in connection with the E-Group Transaction, and
         (C) finance not more than One Million Nine Hundred Thousand Dollars ($1,900,000.00) of the consideration to be paid by the purchaser in connection with the Restructured ESCO Transaction, and (ii) the Company and its Subsidiaries may (A) make advances to each other for general working capital purposes, (B) make advances to finance sales in the ordinary



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         course of business, (C) incur trade debt in the ordinary course of business, and (D) purchase certificates of deposit from banks with deposits in excess of Five Hundred Million Dollars ($500,000,000.00), securities issued by the United States government and commercial paper rated A-1 by Standard & Poors or Prime-1 by Moody's.

         4. Subsection 4.02(j) of the Credit Agreement is amended to read as follows:

             (j) Net Income. Except for the fiscal quarter of the Company ended December 31, 1995, for which the Company may sustain a consolidated before tax net loss not to exceed Three Million Two Hundred Thousand Dollars ($3,200,000.00), the Company will not permit its consolidated net income before taxes for any fiscal quarter of the Company to be less than One Dollar ($1.00).

         5. Subsection 4.02(k) of the Credit Agreement is amended to read as follows:

             (k) Current Ratio. The Company will not permit the ratio of its consolidated current assets (exclusive of the current portion of amounts owed to the Company or to any Subsidiary of the Company under the Insulectro Note) to its consolidated current liabilities to be less than 1.25:1.00 as at the end of any fiscal quarter of the Company.

         6. The definition of "Tangible Net Worth" set forth in Section 7.01 of the Credit Agreement is amended to read as follows:

         "Tangible Net Worth" shall mean, with respect to any given Person, the difference between (i) the gross book value of the assets of such Person, and (ii) the sum of (A) the amount of all intangibles such as goodwill, patents, trademarks, organization expense, unamortized debt discount and expense and deferred charges, (B) the amount of reserves established by such Person for anticipated losses and expenses, (C) all amounts due to such Person from officers, directors and/or shareholders of such Person, (D) the amount of all liabilities of such Person, including accrued but deferred income taxes, and (E) but only in the case of the Company or a Subsidiary of the Company, all amounts owed to the Company or to a Subsidiary of the Company under the Insulectro Note.

         7. Section 7.01 of the Credit Agreement is amended by the addition thereto of the following definitions in proper alphabetic order:

         "Eighth Amendment" shall mean that certain Eighth Amendment to Credit Agreement and Note, dated as of February 15, 1996, by and between the Company and the Bank.



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     "Eighth Amendment Effective Date" shall mean the date on which the Eighth
     Amendment becomes effective as provided in Paragraph 8 thereof.

     "ESCO Stock Purchase Agreement" shall have the meaning given to that term in the second recital to the Eighth Amendment.

     "Insulectro Note" shall mean that certain subordinated promissory note of Insulectro in the original principal amount of One Million Nine Hundred Thousand Dollars ($1,900,000.00) to be delivered by Insulectro to the Company in connection with the Restructured ESCO Transaction pursuant to
     Section 1.2.1(i) of the ESCO Stock Purchase Agreement, as such subordinated promissory note may be amended, modified, supplemented or replaced from time to time.

     "Restructured ESCO Transaction" shall have the meaning given to that term in the second recital to the Eighth Amendment.

     8. This Eighth Amendment shall become effective on the date on which the Bank shall have received the following:

        (a)  This Eighth Amendment, duly executed by the Company;

        (b) Two (2) written consents to entry by the Company into this Eighth Amendment, each in form and substance satisfactory to the Bank and its counsel, one (1) duly executed by each of Valor and Promptus; and

        (c)  A copy of the final draft of the ESCO Stock Purchase Agreement.

In addition to the foregoing, the Company shall, as promptly as practicable following the consummation of the Restructured ESCO Transaction, deliver to the Bank a copy of the fully executed ESCO Stock Purchase Agreement (said fully executed copy thereof to contain no material changes from the final draft of such agreement delivered to the Bank pursuant to clause (c) of this Paragraph 8), together with all exhibits and schedules to such agreement.

     9. In order to facilitate the closing of the Restructured ESCO Transaction, the Bank shall, as promptly as practicable following the Eighth Amendment Effective Date, deliver to the Company (a) a letter on the Bank's letterhead evidencing the Bank's consent to the Restructured ESCO Transaction, the release of the ESC Guaranty and the release of the ESC Security Agreement,
(b) the original ESC Guaranty, (c) the original ESC Security Agreement, and (d) a duly executed UCC-2 Financing Statement Change Form evidencing the release of the lien created by the ESC Security Agreement. The Company hereby agrees that it


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shall, prior to 3:00 p.m., California time, on Friday, March 1, 1996 (or such later date to which the Bank may consent in writing), return to the Bank such consent letter, the original ESC Guaranty, the original ESC Security Agreement and such UCC-2 Financing Statement Change Form if the Restructured ESCO Transaction shall not have by then closed.

         10. If the Restructured ESCO Transaction shall not close within the time period referred to in Paragraph 9 hereof, the Bank and the Company shall, upon the written request of the Company, enter into a ninth amendment to the Agreement, which ninth amendment shall restore to the terms and conditions of the Agreement those provisions relating to the ESC Guaranty, the ESC Security Agreement and the inclusion of the accounts receivable of ESC within the definition of Eligible Accounts which were deleted from the Agreement by the Seventh Amendment.

         11. Except as expressly provided herein, the Credit Agreement is unchanged and remains in full force and effect.

         12. This Eighth Amendment shall be governed by and construed in accordance with the laws of the State of California.

         13. This Eighth Amendment may be executed in any number of counterparts, any set of which signed by both parties hereto shall be deemed to constitute a complete, executed original for all purposes.

         IN WITNESS WHEREOF, the Company and the Bank have caused this Eighth Amendment to be executed as of the day and year first above written.


UNION BANK                               GTI CORPORATION



By: /s/ Richard A. Petrie                By:  /s/ Douglas J. Downs
    -----------------------------             -----------------------------
Title:           V.P.                    Title:     V.P. FINANCE & CFO
        -------------------------                --------------------------


By: /s/ Joseph Otting                    By:
    -----------------------------             -----------------------------
Title:          S.V.P.                   Title:
        -------------------------                --------------------------





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